Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 7, 2012 relating to the financial statement of the Data Center Predecessor (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the allocation of certain corporate overhead expenses from Cincinnati Bell Inc.), and of our report dated August 7, 2012, relating to the financial statement schedule, all included in the Registration Statement (No. 333-183132) on Form S-11, as amended.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
January 22, 2013